                                                                     EXHIBIT (d)

                                 LOAN AGREEMENT

                           Dated as of January 8, 2001

                  SOUTHSIDE BANCSHARES CORP., a Missouri corporation (the "Borrower"), and UNION PLANTERS BANK N.A., a national bank (the "Lender"), hereby agree as follows:

                                    ARTICLE I

DEFINITIONS

         Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

         (a) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular; and

         (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.

         "AGREEMENT" means this Loan Agreement, as amended, supplemented or restated from time to time.

         "CLOSING DATE" means the date on which the Lender and the Borrower execute this Agreement and the other Loan Documents.

         "COLLATERAL" means all of the capital stock of the Subsidiary Banks and all of the Borrower's capital stock in any Subsidiary which the Borrower acquires for cash, debt or stock during the term of this Agreement. If the Borrower's common stock, par value $1.00 per share, purchased with the proceeds from this loan is not placed in Borrower's Treasury Stock Account and remains outstanding, this stock will be issued in a single certificate and will also collateralize this loan.

         "DEFAULT" means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

         "DEFAULT PERIOD" means any period of time beginning on the first day of any month during which a Default or Event of Default has occurred and ending on the date the Lender notifies the Borrower in writing that such Default or Event of Default has been cured or waived.

         "EVENT OF DEFAULT" has the meaning specified in Section 7.1.

         "FDIC" means the Federal Deposit Insurance Corporation.

         "GAAP" means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described in Section 4.5, except for any required change in accounting practices resulting from a promulgation of the Financial Accounting Standards Board. Any such change must be disclosed in all financial statements affected by such change.

         "LOAN" means the advance of funds in a maximum amount of $20,000,000 to be made pursuant to this Agreement and the other Loan Documents.

         "LOAN DOCUMENTS" means this Agreement, the Note and the Security Documents.

         "MATURITY DATE" means the tenth year anniversary of the Closing Date.

         "NOTE" means the note made by the Borrower in favor of the Lender on the date hereof, in the form of EXHIBIT A hereto.

         "OBLIGATIONS" means the borrowings under this Agreement and the Note and each and every other debt, liability and obligation arising out of any duties of the Borrower pursuant to any of the Loan Documents.

         "PERSON" means any natural person or legally created entity or any government agency or political subdivision.

         "PLEDGE" means the pledge of the Collateral by the Borrower to the Lender pursuant to the Pledge Agreement.

         "PLEDGE AGREEMENT" means the Commercial Pledge and Security Agreement between the Borrower and the Lender, of even date, in the form of EXHIBIT B hereto, as the same may hereafter be amended, supplemented or restated from time to time.

         "REG. S-X" means Title 17 C.F.R. Part 210 (pertaining to certain accounting requirements for securities law purposes).

         "SECURITY DOCUMENTS" means the Pledge Agreement and any other documents delivered to the Lender from time to time to secure the Obligations, as the same may be amended, supplemented or restated.

         "SUBSIDIARY" means any legally created entity of which more than 50% of the outstanding interests holding voting power (in the absence of any default) under the governing agreements of such entity is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

         "SUBSIDIARY BANKS" means the subsidiaries of the Borrower listed on
Schedule 2.1 hereto.

         Section 1.2 Cross References. All references in this Agreement to Articles, Sections and subsections, shall be to Articles, Sections and subsections of this Agreement unless otherwise explicitly specified.

                                   ARTICLE II

AMOUNT AND TERMS OF THE LOAN

         Section 2.1 Note; Pledge Agreement; Termination. The Lender agrees to advance to the Borrower the Loan, subject to the terms hereof. The Loan shall be made pursuant to the Note and this Agreement and shall be secured by a Pledge of all of the capital stock of the Subsidiary Banks listed on Schedule 2.1 hereto and of all of the other Collateral, pursuant to the terms of the Pledge Agreement and any other Security Documents. The Loan shall terminate on the Maturity Date.

         Section 2.2 Note Shall Govern Certain Terms. The provisions of the Note shall govern the rate of interest (at a floating rate) accruing on the Note, rights to prepay the Loan, a default interest rate and certain other terms. Any prepayments will be applied in inverse order of maturity and may not be redrawn after repayment without specific approval from the Lender. Prepayments do not substitute for scheduled amortization payments due from time to time under the Note.

         Section 2.3 Use of Proceeds. The Borrower shall use the first $2,000,000 of proceeds of the Loan to repay the indebtedness under an existing credit agreement by and between UMB Bank, n.a. and the Borrower dated as of August 28, 2000 and up to an additional $18,000,000 to repurchase shares of the Borrower's common stock, par value $1.00 per share, pursuant to the terms of a tender offer described on the attached EXHIBIT C.

         Section 2.4 Liability Records. The Lender may maintain from time to time, at its discretion, liability records as to the Obligations. All entries made on any such record shall be presumed correct until the Borrower establishes the contrary. Upon the Lender's demand the Borrower will admit and certify in writing the exact principal balance of the Obligations that the Borrower then asserts to be outstanding. Any billing statement or accounting rendered by the Lender shall be conclusive and fully binding on the Borrower unless the Borrower gives the Lender specific written notice of exception within 30 days after receipt.

         Section 2.5 Notice of Funding. The Borrower shall send written notice to the Lender of its request for funding, including the amount requested, the date on which funding is requested to be made and the account to which the funding should be sent via wire transfer, prior to 12:00 noon, Central Time, on the banking day preceding the date for which funding is requested.




                                   ARTICLE III



CONDITIONS OF LENDING

         Section 3.1 Conditions Precedent to Lender's Making the Loan. The Lender's obligation to make the Loan shall be subject to the condition precedent that the Borrower shall have delivered to the Lender and the Lender shall have received all of the following, each in form and substance satisfactory to the
Lender:

                  (a) This Agreement, properly executed by the Borrower.

                  (b) The Note, properly executed by the Borrower.

                  (c) The Pledge Agreement, properly executed by the Borrower, together with certificates representing all of the capital stock of each of the Subsidiary Banks and stock powers properly executed in blank with respect to such certificates.

                  (d) A Regulation U-1 Statement.

                  (e) A Collateral Receipt.

                  (f) A Disbursement Request and Authorization.

                  (g) Such financial statements of the Borrower and the Subsidiary Banks as the Lender may require.

                  (h) A certificate signed by the Borrower dated as of the Closing Date stating that the representations and warranties contained in
Article IV are correct and no event has occurred and is continuing which constitutes a Default or an Event of Default and that no event which might (with or without the giving of notice and/or lapse of time) mature into an Event of Default exists or is imminent.

                  (i) A certificate of the Borrower's Secretary or Assistant Secretary certifying as to (i) the resolutions of the Borrower's directors authorizing the execution, delivery and performance of the Loan Documents; (ii) attached copies of the Borrower's and each Subsidiary Bank's corporate charters and bylaws; and (iii) the signatures of the Borrower's officers or agents authorized to execute and deliver the Loan Documents and other instruments, agreements and certificates on the Borrower's behalf.

                  (j) A current certificate issued by the Secretary of State of Missouri as to the Borrower and current certificates for each of the Subsidiary Banks from their jurisdictions of organization certifying that each is in compliance with all applicable organizational requirements.

                  (k) An opinion of counsel to the Borrower, addressed to the Lender, as to the matters represented by the Borrower in Sections 4.1 through
4.4 and Section 4.6.

                                   ARTICLE IV

REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants to the Lender as follows:

         Section 4.1 Corporate Existence and Power. The Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of Missouri and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. The Borrower has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents.

         Section 4.2 Authorization of Borrowing: No Conflict as to Law or Agreements. The execution, delivery and performance by the Borrower of the Loan Documents and the tender offer described on EXHIBIT C have been duly authorized by all necessary corporate action and do not and will not violate any provision of law, or any order of any court or governmental agency, any provision of any trust agreement, indenture, agreement or other instrument to which the Borrower or any Subsidiary Bank is a party, or be in conflict with, result in a breach of, or constitute (with or without notice and/or lapse of time) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Borrower or any Subsidiary Bank, except as otherwise expressly granted to Lender pursuant hereto.

         Section 4.3 Legal Agreements. This Agreement constitutes and, upon due execution by the Borrower, the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

         Section 4.4 Subsidiaries; Subsidiary Banks. Except as set forth in Schedules 2.1 and 4.4 hereto, the Borrower has no Subsidiaries. The Borrower owns 100% of the capital stock of each of the Subsidiary Banks. Each of the Subsidiary Banks is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly licensed or qualified to transact business in all jurisdictions where the character of its business makes such licensing or qualification necessary. Each of the Subsidiary Banks has all requisite power and authority to conduct its business.

         Section 4.5 Financial Condition: No Adverse Change. The Borrower has furnished to the Lender its consolidated, audited financial statements as of December 31, 1999 and interim financial statements through September 30, 2000. All financial statements or information furnished to the Lender in connection with this Agreement are, to the best of the Borrower's knowledge, true and correct in all material respects and accurately represent, in all material respects, the financial condition and operations shown therein, as of their date, and since September 30, 2000, there have been no material adverse changes in the business, properties, operation or condition (financial or otherwise) of the Borrower or any of its subsidiaries. All of the foregoing financial statements were prepared in accordance with GAAP or Reg. S-X and within regulatory guidelines.

         Section 4.6 Litigation. Other than as is shown on Schedule 4.6 hereto, there are no actions, suits or proceedings pending or, to the Borrower's knowledge, threatened against or affecting the Borrower or any of the Subsidiary Banks or the properties of the Borrower or any of the Subsidiary Banks before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower or any of the Subsidiary Banks, would have a material adverse effect on the financial condition, properties or operations of the Borrower or any of the Subsidiary Banks.

         Section 4.7 Priority of Liens. The liens to be provided the Lender pursuant to the provisions of the Pledge Agreement shall be of first priority, and there are no additional liens, charges, or encumbrances existing with respect thereto.

         Section 4.8 Taxes. The Borrower and each of the Subsidiary Banks have filed all required federal, state and local tax returns and have paid all taxes as shown on such returns as they have become due.

         Section 4.9 Default. The Borrower is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a material adverse effect on the Borrower's financial condition, properties or operations.

         Section 4.10 Submissions to Lender. All financial and other information provided to the Lender by or on behalf of the Borrower in connection with the Borrower's request for the Loan contemplated hereby is true and correct in all material respects.

                                    ARTICLE V

BORROWER'S AFFIRMATIVE COVENANTS

         So long as the Obligations shall remain unpaid, or the Loan shall remain outstanding, the Borrower will comply with the following requirements, unless the Lender shall otherwise consent in writing:

         Section 5.1 Corporate Existence and Properties. The Borrower shall: (i) do or cause to be done all things necessary to preserve and keep in full force and effect the legal existence, rights and franchises of both itself and the Subsidiary Banks; (ii) comply with all laws applicable thereto; and (iii) conduct and operate the business of the Subsidiary Banks in accordance with sound banking practices.

         Section 5.2 Books and Records; Financial Reports. The Borrower shall and shall cause each of the Subsidiary Banks to keep accurate books of record and account, in which true and complete entries will be made in accordance with GAAP and, as applicable, with Reg. S-X, and furnish or cause to be furnished to the Lender the following financial reports, each to be furnished in a manner consistent with applicable government regulations:

         (a) Within one hundred twenty (120) days after the end of each fiscal year of the Borrower and each Subsidiary Bank, a copy of the consolidated, audited operating and financial statements of each Subsidiary Bank and of the Borrower.

         (b) Within forty-five (45) days after the end of each fiscal quarter, a copy of the unaudited interim financial and operating statements of each Subsidiary Bank and of the Borrower and copies of all quarterly call reports and such other information regarding the operations, properties, capital, business affairs and conditions, financial or otherwise, of the Subsidiary Banks and the Borrower as the Lender may request.

         (c) Within one hundred twenty (120) days after the end of each fiscal year, unconsolidated Bank holding company only financial statements including income and balance sheets.

         (d) Promptly, from time to time, such other information regarding the operations, properties, capital, business affairs and conditions, financial or otherwise, of the Subsidiary Banks or of the Borrower as the Lender may reasonably request.

         Section 5.3 Taxes and Other Liens. The Borrower shall duly pay and discharge, and cause to be discharged, all taxes, assessments and governmental charges in any material amount upon it or its properties or upon the Subsidiary Banks or their property prior to the date on which penalties are attached thereto, and shall pay all claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the properties of the Borrower or the Subsidiary Banks unless and to the extent only that the same shall be contested in good faith by appropriate proceedings and provided that adequate reserves are set aside with respect thereto. The Borrower shall maintain the Collateral provided for herein to secure the Obligations free and clear of all liens, charges and encumbrances of any nature whatsoever except those granted and conveyed to the Lender pursuant to the terms hereof and of the Pledge Agreement.

         Section 5.4 Inspections. The Borrower shall permit the Lender, and shall cause the Subsidiary Banks from time to time to permit the Lender, during reasonable business hours, to inspect any business properties or premises of the Borrower or the Subsidiary Banks and to inspect the books and records relating to the business affairs and financial conditions of the Borrower and the Subsidiary Banks at such locations. The Borrower shall reimburse the Lender for the reasonable cost of one such inspection per year. The Lender may conduct additional inspections at its own expense.

         Section 5.5 Compliance with Laws and Orders of Regulatory Agencies. The Borrower shall and shall cause each Subsidiary Bank to comply, in all material respects, with the requirements of applicable laws and regulations and with all notices, orders, and memoranda of applicable regulatory agencies. The Borrower shall and shall cause each Subsidiary Bank to furnish to the Lender copies of any cease and desist orders, memoranda of understanding, or any other regulatory actions or orders, other than examination reports, against the Borrower, the Subsidiary Banks or, if within the knowledge of the Borrower, of any officer, director or shareholder of the Borrower or of any of the Subsidiary Banks upon Borrower's or a Subsidiary Bank's receipt of same.

         Section 5.6 Collateral. The Borrower will defend the Collateral against all claims or demands of all Persons (other than the Lender) claiming the Collateral or any interest therein and shall deliver to the Lender certificates representing all of the Borrower's capital stock in any Subsidiary which the Borrower acquires for cash, debt or stock during the term of this Agreement. Such delivery shall be made immediately after the closing of the acquisition of the capital stock of any such Subsidiary.

         Section 5.7 Loan Loss Reserve. By the end of each month of the calendar year 2001, the Borrower shall cause a consolidated monthly loan loss provision of not less than $35,000 to be charged against earnings and to be added to the consolidated loan loss reserve. Such increases in the consolidated loan loss reserve may be made in advance and any such increases made in advance shall be applied to the next succeeding monthly increases to be made. Such increases shall total $420,000 for the calendar year 2001.

         Section 5.8 Consolidating Analysis. The Borrower shall provide the Lender at least annually a consolidating analysis of changes to the internally classified loan list(s) of all Subsidiary Banks as prepared by the Borrower's Loan Review function.

         Section 5.9 Financial Performance Ratios of Borrower. The Borrower shall conduct the affairs of the Subsidiary Banks in a businesslike and lawful manner, and shall, based on sound accounting principles consistently applied, cause the Borrower to continuously meet the required performance ratios set forth in the table below and all performance ratios promulgated by the applicable governing regulatory agencies from time to time.

All ratios will be calculated as of the end of each fiscal year and shall be reported to the Lender within ten (10) days after the earlier of: (i) 90 days after the end of each such fiscal year or (ii) the date on which the FDIC makes public the information on which such ratios are calculated.

The term "Internally Classified Assets" shall mean a measure of classified assets maintained by internal loan review systems of the Borrower.

The terms "Net Charge-Offs," "Non-Current Loans," "Loans," "Other Real Estate Owned (OREO)," "Loan Loss Reserve," "Loan Loss Allowance," "Leases," "Equity," "Core Capital" and "Assets," shall have the meanings ascribed to such terms from time to time in the laws and regulations governing such terms applicable to the Borrower for purposes of their financial reporting. The term "Interest Adjusted Return on Average Assets" shall mean net income after taxes and extraordinary items (annualized), plus all interest paid on the Loan during each period, as a percent of average total assets. The term "Insider Loans" shall mean loans to Officers and Legal (Fiduciary) Directors of the Borrower, but shall not apply to persons in such capacities with respect to the Subsidiary Banks.

                               STARTING DATES FOR
          MEASUREMENT PERIODS FOR DETERMINATIONS OF PERFORMANCE RATIOS

----------------------------- ---------------- --------------- ---------------- --------------- ------------------
                                 AT CLOSING
                                 12/31/2000       12/31/2001      12/31/2002       12/31/2003    BALANCE OF TERM
----------------------------- ---------------- --------------- ---------------- --------------- ------------------
Insider loans/Assets               <4.0%            <3.5%            <3.0%           <2.5%             <2.5%
----------------------------- ---------------- --------------- ---------------- --------------- ------------------
Net Charge-offs /Loans             <.50%            <.40%            <.25%           <.25%             <.25%
----------------------------- ---------------- --------------- ---------------- --------------- ------------------
Non-Current Loans/Loans           <1.35%           <1.25%           <1.15%           <1.0%             <1.0%
----------------------------- ---------------- --------------- ---------------- --------------- ------------------
Non Current Loans and
leases plus OREO to Assets         <1.0             <1.0             <1.0            <.75              <.75
----------------------------- ---------------- --------------- ---------------- --------------- ------------------
Loan Loss Reserve as a % of
Loans                              >1.1%           >1.15%           >1.20%           1.25%            >1.25%
----------------------------- ---------------- --------------- ---------------- --------------- ------------------
Loan Loss Allowance/Non
Current Loans and leases            >90%            >100%            >110%           >125%             >150%
----------------------------- ---------------- --------------- ---------------- --------------- ------------------
Internally Classified
Assets/Equity                       <40%             <40%             <35%            <30%              <30%
----------------------------- ---------------- --------------- ---------------- --------------- ------------------
Core Capital/Assets                >8.0%           >6.75%            >7.0%          >7.15%            >7.25%
----------------------------- ---------------- --------------- ---------------- --------------- ------------------
Interest Adjusted Return on
Average Assets                     >.90%            >.95%            >1.0%           >1.1%            >1.15%
----------------------------- ---------------- --------------- ---------------- --------------- ------------------


                                   ARTICLE VI

NEGATIVE COVENANTS

         From the date hereof, until payment in full of the principal of, and interest on, the Note, the Borrower shall not and shall not allow any Subsidiary Bank to, without the Lender's prior written consent, which shall not be unreasonably withheld, take any of the following actions:

         Section 6.1 Contingent Liabilities. Assume, guarantee, endorse, contingently agree to purchase or to provide funds for the payment of, agree to maintain or otherwise become liable upon, the obligations for borrowed money of any Person, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of its banking business.

         Section 6.2 Redemption and Recapitalization of the Borrower or the Subsidiary Banks. Except pursuant to the terms of a tender offer on the terms stated in the attached EXHIBIT C, make or commit to make any purchase or acquisition of shares of its outstanding capital stock, or in any way to modify Borrower's capital structure or the capital structure of any Subsidiary Banks. The Borrower may, however, purchase additional stock of the Subsidiary Banks.

         Section 6.3 Restricted Dividends. Declare dividends to shareholders of the Borrower in excess of a rate of thirty two cents ($.32) per share for the years 2001 through 2006. The Borrower shall not permit or cause any Subsidiary to declare a dividend or other distribution of either income or capital for any purpose other than debt service or prepayment of the Loan and/or reasonable operating expenses of the Borrower.

         Section 6.4 Loans and Advances. Other than in the normal course of business, make any loans, advances or extensions of credit to, or purchase or make any commitment to purchase any stock, bonds, notes, debentures or other securities of, any Person, except: (i) purchases of certificates of deposit issued by a national bank or otherwise insured by a federal agency; (ii) deposits required by government agencies or public utilities; (iii) obligations fully guaranteed by the U.S. government; (iv) tax exempt securities; (v) government securities together with repurchase agreements; and (vi) such other financial instruments or securities as the applicable federal and state regulatory agencies may approve from time to time.

         Section 6.5 Insider Loans and Advances. Make any loans, advances or extensions of credit to Officers or Legal (Fiduciary) Directors (but not Advisory Directors) of the Borrower or its Subsidiary Banks if the aggregate amount of loans, advances or extensions of credit to such persons is in excess of the applicable regulatory limits.

         Section 6.6 Consolidation, Merger or Sale. Consolidate with or merge with or into any other corporation or entity, or sell all or a substantial part of its assets, including, without limitation, the stock of any Subsidiary without co-incident repayment of this Loan in full.

         Section 6.7 Indebtedness. Incur, create, assume or permit to exist any indebtedness for borrowed money except indebtedness evidenced by the Note or otherwise arising herein except as is required in the ordinary course of banking business, including, without limitation, advances from the Federal Home Loan Bank, Federal Funds lines, and borrowings of the Employee Stock Option Plan in the ordinary course of its operations.

         Section 6.8 Liens. Incur, assume or permit to exist any encumbrance, pledge or lien against any of its profits, property or assets, except:

         (a)      The Pledge provided to secure the Loan.

         (b) Pledges or deposits of public funds, workmen's compensation, unemployment insurance, pensions or other employee benefits, performance and payment bonds or appeal bonds.

         (c) Liens of judgments which are discharged and released within thirty (30) days from their date.

         (d) Tax liens or mechanics', materialmen's or furnisher's liens, which are being contested in good faith by appropriate proceedings with adequate reserves set aside therefore.

         Section 6.9 Investments. Purchase, commit to purchase, or otherwise acquire all or substantially all of the assets or any Person, except as otherwise provided for herein.

         Section 6.10 Restrictions on Nature of Business. Engage in any line of business materially different from that presently engaged in by the Borrower, without the approval of the Lender, which approval shall not be unreasonably denied.

         Section 6.11 Accounting. Adopt any material change in accounting principles other than as required by GAAP or Reg. S-X or adopt, permit or consent to any change in its fiscal year.

         Section 6.12 Defined Benefit Pension Plans. Adopt, create, assume or become a party to any defined benefit pension plan.

         Section 6.13 Name. Change its name or the name of any of the Subsidiary Banks without approval of the Lender, which approval shall not be unreasonably denied.

         Section 6.14 Organizational Documents. Amend its or allow any of the Subsidiary Banks to amend their organizational documents or bylaws.

         Section 6.15 Salaries. Pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation.




                                   ARTICLE VII

EVENTS OF DEFAULT RIGHTS AND REMEDIES

         Section 7.1 Events of Default. "Event of Default" when used herein means any one of the following events:

                  (a) Default in the payment of the Obligations when due;

                  (b) Default in the payment of any fees, commissions, costs or expenses required to be paid by the Borrower under this Agreement;

                  (c) Any representation or warranty made by the Borrower in any of the Loan Documents, or any such representation or warranty subsequently made shall prove to have been incorrect in any material respect when deemed to be effective;

                  (d) Default in the performance, or breach, of any covenant or agreement of the Borrower contained in this Agreement;

                  (e) The Borrower or any Subsidiary Bank shall be or become insolvent, or admit in writing its or his inability to pay its or his debts as they mature, or make an assignment for the benefit of creditors, or apply for or consent to the appointment of any receiver, trustee, or similar officer; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower; or the Borrower or any Subsidiary Bank shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it or him under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower or any Subsidiary Bank; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower or any Subsidiary Bank;

                  (f) A petition shall be filed by or against the Borrower or any Subsidiary Bank under the United States Bankruptcy Code;

                  (g) An event of default shall occur under any other Loan Document;

         Section 7.2 Rights and Remedies. During any Default Period, the Lender may exercise any or all of the following rights and remedies:

                  (a) The Lender shall, by notice to the Borrower, declare the Obligations to be forthwith due and payable, whereupon all Obligations shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Borrower hereby expressly waives, provided, that if any default (other than a payment default) under this Agreement occurs, the Borrower shall have 45 days to cure such default, during which period the Borrower shall attempt to correct the default.

                  (b) The Lender may, without notice to the Borrower and without further action, apply any and all money owing by the Lender to the Borrower to the payment of the Obligations;

                  (c) The Lender may exercise and enforce any and all rights and remedies available upon default to a secured party under the Uniform Commercial Code (as in effect from time to time in Missouri, or in any other state whose laws are held to govern this Agreement or any portion hereof), including, without limitation, the right to proceed without judicial process or by judicial process (without a prior hearing or notice thereof, which the Borrower hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Collateral;

                  (d) the Lender may exercise and enforce its rights and remedies under the other Loan Documents; and

                  (e) the Lender may exercise any other rights and remedies available to it by law or agreement.

         Section 7.3 Certain Notices. If notice to the Borrower of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given in the manner specified in Section 8.3, at least ten (10) calendar days before the date of intended disposition or other action.

                                  ARTICLE VIII

MISCELLANEOUS

         Section 8.1 No Waiver: Cumulative Remedies. No failure or delay by the Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

         Section 8.2 Amendments, etc. No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

         Section 8.3 Addresses for Notices, etc. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (i) personally delivered, (ii) sent by first class United States mail, (iii) sent by overnight courier of national reputation, or (iv) transmitted by facsimile, in each case addressed or to the party to whom notice is being given at its address or facsimile number as set forth below:

                  If to the Borrower:                           With a copy to:
                  SouthSide Bancshares Corp.                    Lewis, Rice & Fingersh, L.C.
                  4111 Telegraph Road                           500 North Broadway, Suite 2000
                  St. Louis, Missouri 63129                     St. Louis, Missouri 63102
                  Tel. (314) 845-5600                           Tel. (314) 444-7600
                  Fax (314) 416-4492                            Fax (314) 612-7621
                  Attn: Thomas M. Teschner                      Attn: John K. Pruellage, Esq.



                  If to the Lender:                             With a copy to:
                  Union Planters Bank, N.A.                     Blitz, Bardgett & Deutsch, L.C.

                  8182 Maryland Avenue, Suite 200               120 South Central Avenue, Suite 750
                  St. Louis, Missouri 63105                     St. Louis, Missouri 63105
                  Tel. (314) 615-2371                           Tel. (314) 863-1500
                  Fax (314) 615-2355                            Fax (314) 863-1877
                  Attn: John A. Yates, Jr.                      Attn: Andrea L. Charters, Esq.
                  Email: john.yates@upbna.com            Email: acharters@blitzbardgett.com
                         --------------------                   ---------------------------


or, as to each party, at such other address or facsimile number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed to have been given on (i) the date received if personally delivered, (ii) three days after deposit in the United States mail, (iii) one day after the date sent if sent by overnight courier, or
(iv) the date of confirmed transmission if delivered by facsimile. E-mail communications must be confirmed separately by mail or facsimile and will not, on their own, constitute an official notice, demand or communication under the loan documents.

         Section 8.4 Expenses. The Borrower shall pay out-of-pocket expenses incurred by the Lender in connection with the preparation of Loan Documents and taking of the Collateral, and in the event of default, in connection with the enforcement of the rights of the Lender under this Agreement and the other Loan Documents, including without limitation, reasonable attorney fees owing to the Lender's counsel in connection with the foregoing.

         Section 8.5 Execution in Counterparts. This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

         Section 8.6 Binding Effect: Assignment: Complete Agreement: Exchanging Information. The Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the Lender's prior written consent. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof.

         Section 8.7 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

         Section 8.8 Headings. Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

         Section 8.9 Governing Law: Jurisdiction. Venue: Waiver of Jury Trial. The Loan Documents shall be governed by and construed in accordance with the laws, other than conflict laws, of the State of Missouri. The parties hereto hereby (i) consent to the personal jurisdiction of the state and federal courts located in the State of Missouri in connection with any controversy related to any of the Loan Documents; (ii) waive any argument that venue in any such forum is not convenient, (iii) agree that the venue for any litigation initiated by the Lender or the Borrower in connection with this Agreement or the other Loan Documents shall be any state court located in St. Louis County, Missouri or the United States District Court, Eastern District of Missouri, and (iv) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT.

         IN WITNESS WHEREOF, the parties hereto have affixed their signatures as of the date stated on page 1.


SOUTHSIDE BANCSHARES CORP.                  UNION PLANTERS BANK


--------------------------------            --------------------------------
By:                                         By:
   -----------------------------               -----------------------------
Name:                                       Name:
     ---------------------------                 ---------------------------
Title:                                      Title:
      --------------------------                  --------------------------

                                  SCHEDULE 2.1
                                SUBSIDIARY BANKS



SouthSide National Bank in St. Louis
State Bank of Jefferson County
Bank of Ste. Genevieve

                                                                       EXHIBIT C

     [Insert copy of final version of Schedule TO and the Offer to Purchase]